Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-172864, 333-180696, 333-186789, 333-202120, 333-209756, 333-216204, 333-223155, 333-229811, 333-236565, 333-239872 and 333-272902) of Magnachip Semiconductor Corporation of our reports dated March 16, 2026, with respect to the consolidated financial statements of Magnachip Semiconductor Corporation and the effectiveness of internal control over financial reporting of Magnachip Semiconductor Corporation, included in this Annual Report (Form 10-K) for the year ended December 31, 2025.

/s/ Ernst & Young Han Young
Seoul, Korea
March 16, 2026